[NRG ENERGY, INC. LETTERHEAD]

November 17, 2008

Mr. Bruce G. Wilson
Senior Vice President and Deputy General Counsel
Exelon Corporation
10 South Dearborn Street
P.O. Box 805379
Chicago, Illinois 60680-5379

Dear Mr. Wilson:

I write in response to your November 10, 2008 letter which states that Exelon Corporation or a subsidiary thereof (collectively “Exelon”) “intends to present a proposal” at the 2009 Annual Meeting of Stockholders of NRG Energy, Inc. (“NRG”) to expand the size of the NRG Board of Directors (the “Board”) and to nominate directors to fill the newly created directorships.

I remind you that your letter does not constitute compliance with the requirements set forth in NRG’s Amended and Restated By-Laws (the “By-Laws”) to present a proposal or nominate directors at an annual meeting. Article II, Section 11(A) of the By-Laws states that “[a]t an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.” Section 11 also details the various procedures that must be followed to properly bring business before the meeting, including but not limited to the requirements for timely notice.

Because Exelon has not made a proposal or nomination that complies with the By-Laws, your request that NRG inform you in advance how it interprets Article Seven of NRG’s Amended and Restated Certificate of Incorporation (the “Charter”) is, at best, premature. In fact, I know of nothing requiring NRG to provide its interpretation of its Charter in response to an inquiry of this type.

It seems plain that your letter constitutes an effort to manufacture an issue for litigation. Rather than wasting time and resources on manufactured issues, NRG prefers to maintain its focus on maximizing shareholder value. Accordingly, I have been authorized to inform you that NRG agrees that Article Seven allows for the expansion of the Board by action of the common stockholders. Specifically, Article Seven provides that “[s]ubject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors ... may otherwise be enlarged with the approval of the holders of at least a majority of the shares of Common Stock then outstanding.” Likewise, Article Seven provides that newly created directorships resulting from an increase in the size of the Board “may be filled ... by vote of the stockholders.”

NRG reserves all rights to contest any substantive and procedural defects in any proposal or nomination Exelon might make.

Sincerely,

/s/ Tanuja M. Dehne
Tanuja M. Dehne
Deputy General Counsel and Corporate Secretary